                                                                  Exhibit 23.2

                       Consent of Independent Accountants



The Board of Directors and Shareholders
Consep, Inc. and Subsidiaries;


We consent to incorporation by reference in the Registration Statement on Form S-8 for the 1993 Stock Incentive Plan dated August 8, 1996 of Consep, Inc.
and Subsidiaries of our reports dated February 2, 1996, relating to the consolidated balance sheets of Consep, Inc. and Subsidiaries of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Consep, Inc. and Subsidiaries.



                                                  KPMG PEAT MARWICK LLP




August 7, 1996